Exhibit 99.2

January 23, 2026

Enzon Pharmaceuticals, Inc.

200 Commerce Drive, Suite 135

Cranford, NJ 07016

Consent to Reference in Registration Statement

Enzon Pharmaceuticals, Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus/consent solicitation/offer to exchange included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Robert E. Flint
Robert E. Flint